Exhibit 99.1

Statement of the Independent Directors of Frequency Electronics, Inc.

On August 28, 2020, the independent directors of Frequency Electronics, Inc., a Delaware corporation, issued the following statement in response to the resignation letter of Joel Girsky:

The undersigned independent directors of Frequency Electronics, Inc., strongly disagree with Mr. Girsky’s assertions, which we believe are false, misleading, and defamatory of the Company’s directors, officers, and representatives. The undersigned include two directors whose affiliates collectively own approximately 23.4% of the company’s outstanding shares, a director identified and initially nominated to the Board of Directors by an investor, and a director who has been on the Board of Directors with Messrs. Girsky and Bloch for approximately 16 years. Mr. Girsky’s resignation letter was received days after Mr. Girsky learned that he was not being re-nominated to stand for election at the company’s annual stockholders meeting.

Russell Sarachek, Non-executive Chairman of the Board

Jonathan Brolin

General Lance Lord, USAF (retired)

Richard Schwartz